Live Oak Bancshares Announces Appointment of Jeffrey W. Lunsford to Board of Directors
WILMINGTON, N.C., August 12, 2025 -- Live Oak Bancshares announced today the appointment of Jeffrey W. Lunsford to its board of directors. Lunsford has also been appointed to the board of directors of Live Oak Bank.
“As a successful entrepreneur and financial technology expert, Jeff brings a deep level of technical expertise to our board,” said Live Oak Bancshares Chairman and CEO James S. (Chip) Mahan III. “His skill sets are an excellent match for Live Oak as we continue to redefine what it means to build a community bank of the future.”
Lunsford is a technology veteran with three decades of experience leading fintech, internet and software companies. He currently serves as Chairman and CEO of Tealium, a global provider of customer data infrastructure for the AI era. He previously served as Chairman and CEO of Limelight Networks, and Chairman and CEO of WebSideStory, a SaaS-based web analytics provider that went public in 2004 and is now part of Adobe Systems. Prior to that, Lunsford was the CEO of TogetherSoft, a software development tools company that was sold to Borland Software, and before that he ran Corporate Development at S1 Corporation.
“The Live Oak team has operated at the forefront of innovation in financial services for decades. I am excited to work alongside the board and management as we build toward the company’s mission of becoming America’s small business bank,” said Lunsford. “I am thrilled to be part of the Live Oak journey as the company embraces new advancements to help create delightful customer experiences and improve operating efficiency.”
A former Naval Aviator, Lunsford received a Bachelor of Science in Information and Computer Sciences from the Georgia Institute of Technology. He also co-founded DefenseStorm, a real-time cyber safety and soundness platform for financial services, where he currently serves as Chairman of the board.
About Live Oak Bancshares
Live Oak Bancshares, Inc. (NYSE: LOB) is a financial holding company and parent company of Live Oak Bank. Live Oak Bancshares and its subsidiaries partner with businesses who share a groundbreaking focus on service and technology to redefine banking. To learn more, visit www.liveoak.bank.
Contact:
Claire Parker
Live Oak Bank, Corporate Communications
910.597.1592
claire.parker@liveoak.bank